INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post Effective Amendment No. 4 to Registration Statement No. 33-98848 of Ameritas Variable Life Insurance Company Separate Account VA-2 of our reports dated February 1, 1997, on the financial statements of Ameritas Variable Life Insurance Company and Ameritas Variable Life Insurance Company Separate Account VA-2 appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the related reference to us under the heading "Experts."


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP


Lincoln, Nebraska
February 27, 1997